Exhibit 99

Humana Completes Offering of $500 million of Senior Notes

LOUISVILLE, KY (May 31, 2006) - Humana Inc. (NYSE: HUM) announced today the completion of a public offering of $500 million of its 6.45 percent Senior Notes, due June 1, 2016, at  99.709 percent of the principal amount (“Senior Notes due 2016”). Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC acted as the joint book running managers for the Senior Notes due 2016.

The timing of this offering anticipates the maturing on August 1, 2006 of the $300 million in principal amount of the company’s 7 1/4% Senior Notes. Contemporaneous with the issuance of the Senior Notes due 2016, the company also entered into interest-rate swap agreements (“Swaps”) with major financial institutions which also mature on June 1, 2016, and have the same critical terms as the Senior Notes due 2016. The Swaps have the effect of converting the fixed interest rate on the Senior Notes due 2016 to a variable interest rate with the expected result that net interest expense changes will correspond closely to changes in net investment income, thus mitigating any impact upon diluted earnings per common share.

The company today reiterated its guidance for 2006 diluted earnings per common share of $2.82 to $2.88, including the impact of the Senior Notes due 2016 and Swaps.

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Cautionary Statement

This news release contains forward-looking statements. The forward-looking statements made in the news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in the following documents, as filed by Humana with the Securities and Exchange Commission:

•                    Form 10-K for the fiscal year ended December 31, 2005;

•                    Form 10-Q for the quarterly period ended March 31, 2006; and

•                    Form 8-Ks filed during May 2006.

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About Humana

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation’s largest publicly traded health benefits companies, with approximately 9.3 million medical members. Humana offers a diversified portfolio of health insurance products and related services — through traditional and consumer-choice plans — to employer groups, government-sponsored plans, and individuals.

Over its 45-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at http://www.humana.com, including copies of:

•                    Annual report to stockholders;

•                    Securities and Exchange Commission filings;

•                    Most recent investor conference presentation;

•                    Quarterly earnings news releases;

•                    Replays of most recent earnings release conference call;

•                    Calendar of events (includes upcoming earnings conference call dates, times, and access number, as well as planned interaction with research analysts and institutional investors); and

•                    Corporate Governance information.